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                                                                       EXHIBIT 1



                        STOCK PURCHASE AND SALE AGREEMENT

                                 by and between

                                 DSI TOYS, INC.,

                                       and

                                    MVII, LLC

                           Dated as of April 15, 1999


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         This STOCK PURCHASE AND SALE AGREEMENT ("Agreement") is entered into by and between MVII, LLC, a limited liability company formed under the laws of the State of California ("Buyer"), and DSI Toys, Inc., a Texas corporation (the "Company"). This Agreement is made with specific reference to the following facts:

                                   RECITALS:

         A. WHEREAS, the Company owns and operates a business engaged in the development, manufacturing and distribution of toys and children's consumer electronics;

         B. WHEREAS, the Board of Directors of the Company has approved the sale of five hundred sixty-six thousand thirty-eight (566,038) shares (the "Initial Funding Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock" or the "Shares"), on the Initial Closing Date (as that term is defined herein) and an additional one million seven hundred ninety-two thousand four hundred fifty- three (1,792,453) Shares (the "Second Funding Shares") on the Second Closing Date (as that term is defined herein) plus a potential upward adjustment of an additional one hundred forty thousand (140,000) Shares as provided herein, by the Company to Buyer, on the terms and subject to the conditions set forth in this Agreement;

         C. WHEREAS, the Board of Directors of the Company has approved the acquisition of up to one million six hundred thousand (1,600,000) shares of Common Stock (the "Tendered Shares") by Buyer from the Company's shareholders (the "Shareholders"), on the terms and subject to the conditions set forth in this Agreement;

         D. WHEREAS, in furtherance of such acquisition, Buyer proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase the Tendered Shares at a purchase price of $4.38 per share (the "Offer Price") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has adopted resolutions approving the Offer;

         E. WHEREAS, the Board of Directors has approved the terms of that certain Shareholders' and Voting Agreement of DSI Toys, Inc. (the "Shareholders Agreement") by and among the Company, Buyer, and M. D. Davis, Rust Capital, Ltd., a Texas limited partnership, Douglas A. Smith, Joseph N. Matlock, and Barry B. Conrad (collectively, the "DSI Group"), entered into concurrently with the execution of this Agreement, and in connection therewith, members of the DSI Group have executed irrevocable proxies in favor of Buyer (the "Irrevocable Proxies"), as an inducement to Buyer and the Company to enter into this Agreement;

         F. WHEREAS, the Board of Directors has approved the terms of that certain Registration Rights Agreement (the "Registration Rights Agreement") (the



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                  Registration Rights Agreement and the Shareholders Agreement
                  are hereinafter collectively referred to as the "Other Agreements") by and among the Company, Buyer, and the DSI Group, entered into concurrently with the execution of this Agreement as an inducement to Buyer to enter into this Agreement; and

         G. WHEREAS, the Company and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                               PURCHASE OF SHARES

         SECTION 1.1 Purchase and Sale of Initial Funding Shares. Upon the terms and subject to the conditions set forth in this Agreement the Company shall sell to Buyer and Buyer shall purchase from the Company the Initial Funding Shares for a total consideration of One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Initial Funding Shares Purchase Price").

         SECTION 1.2 Purchase and Sale of Second Funding Shares. Upon the terms and subject to the conditions set forth in this Agreement the Company shall sell to Buyer and Buyer shall purchase from the Company the Second Funding Shares for a total consideration of Three Million Eight Hundred Thousand Dollars ($3,800,000.00) (the "Second Funding Shares Purchase Price"), subject to adjustment pursuant to Section 1.2(a).

         (a) If as of 11:59 p.m. on the Second Closing Date (as defined below) (the "Relevant Time"), the Working Capital (as defined below), is less than the Base Amount (as defined below), then the Second Funding Shares shall be increased by the excess of the Base Amount over the amount of Working Capital of the Company as of the Relevant Time, based upon a stock price of Two Dollars ($2.00) per Second Funding Share; provided that the Second Funding Shares shall not be increased by more than forty thousand (40,000) shares. "Working Capital" shall mean current assets less current liabilities (excluding current portion of long-term debt). The term "Base Amount" shall mean One Million Dollars ($1,000,000.00).

         (b) Within three (3) business days prior to the Second Closing Date, the Company shall deliver to Buyer a statement (together with appropriate schedules and other support, the "Settlement Statement") that: (i) provides Buyer with a good faith estimate of its Working Capital as of the Relevant Time, as adjusted, for any collections, payments or distributions to be made prior to the Relevant Time, and (ii) calculates the increase of the Second Funding Shares pursuant to Section 1.2(a) hereof, if applicable.




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         (c) If the Settlement Statement requires any adjustments to the Second
Funding Shares as described in Section 1.2(a) and Buyer agrees with the adjustments as set forth in the Settlement Statement, then such adjustment shall be reflected in the amount of Second Funding Shares to be issued to Buyer on the Second Closing Date pursuant to Section 1.3(b).

         (d) Unless Buyer has notified Seller that it agrees with the adjustments as set forth in the Settlement Statement on or before the Second Closing Date, then on the Second Closing Date, the Company shall sell to Buyer one million seven hundred ninety-two thousand four hundred fifty-three (1,792,453) Shares and, if Buyer elects to challenge the amount of Working Capital contained in the Settlement Statement, Buyer shall notify the Company of its challenge of the amount of Working Capital in writing no later than ten (10) business days following the Second Closing Date. If Buyer and the member of the Company's Board of Directors appointed to represent the Company by those members of the Company's Board of Directors who are nominated by the DSI Group (the "DSI Representative") do not agree within ten (10) days of such challenge on any such adjustment, Buyer shall engage Arthur Andersen, who shall conduct such tests and procedures as it deems reasonable to finally determine the amount of Working Capital, as applicable, on the Second Closing Date, no later than sixty (60) days following the Second Closing Date. If Arthur Andersen determines the amount of Working Capital of the Company as of the Relevant Time differs from that set forth in the Settlement Statement, it shall so notify the Company and the Buyer of such difference. If Arthur Andersen determines that the Working Capital of the Company as of the Relevant Time is greater than the Base Amount, then this Agreement shall continue in full force and effect without any changes to the Second Funding Shares. If Arthur Andersen determines that the Working Capital of the Company as of the Relevant Time is less than the Base Amount, then the Second Funding Shares shall be increased by the excess of the Base Amount over the amount of Working Capital of the Company as of the Relevant Time as determined by Arthur Andersen, based upon a stock price of Two Dollars ($2.00) per Second Funding Share, and the Company shall issue to Buyer an additional number of Second Funding Shares that the Company should have issued on the Second Closing Date, pursuant to Section 1.2(a) hereof, based upon the findings of Arthur Andersen.

         (e) If the Company fails to satisfy the terms of Section 5.20 below, Buyer shall be issued the Moss Default Shares (as defined in Section 5.20 below).

         SECTION 1.3  Closings.

                  (a) Initial Closing. The closing of the purchase and sale of the Initial Funding Shares (the "Initial Closing") shall take place at the offices of Thompson & Knight, 1200 Chase Tower, 600 Travis Street, Houston, Texas 77002, at 10:00 a.m., local time, on the date hereof, or at such other time and place as the Company and Buyer shall agree in writing (the "Initial Closing Date"). At the Initial Closing:

                           (i) The Company shall deliver to Buyer: (A) one or more certificates representing five hundred sixty-six thousand thirty-eight (566,038) Shares, duly endorsed in blank or with duly executed stock powers, free and clear of any Liens; (B) the Other Agreements and the Irrevocable Proxies duly executed by the parties thereto in the forms



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         attached hereto as Exhibits 5.15, 5.16 and 1.3(a)(i)(B), respectively;
         (C) those certain Side Letter Agreements executed by each of the members of the DSI Group and the Company in the forms attached hereto as Exhibit 1.3(a)(i)(C); (D) a favorable opinion of counsel dated as of the Initial Closing Date in form and substance satisfactory to Buyer and Buyer's Counsel; (E) certified copies of resolutions duly adopted by the Company's board of directors approving this Agreement and the transactions contemplated hereby; (F) duly executed consents of any party having a contractual relationship with the Company or any of its Subsidiaries and whose consent is required to be obtained to execute this Agreement or in connection with the Initial Closing and who has been identified as such by Company in the Seller Disclosure Letter (as defined herein), including, but not limited to, Sunrock Capital Corp. ("Sunrock"); (G) draft copies of the consolidated balance sheet (including related notes and schedules) and consolidated statements of income, shareholders' equity and of cash flows to be included in the Company's annual report on Form 10-K for the fiscal year ending January 31, 1999 (the "1998 Financial Statements"); (H) a written consent and waiver in the form attached hereto as Exhibit 1.3(a)(i)(H) executed by Sunrock consenting to the transactions contemplated hereby and waiving any breaches and/or events of default arising out of or in connection with the transactions contemplated hereby; and (I) the opinion of Chaffe and Associates, Inc., a copy of which is attached hereto as
         Exhibit 3.29.

                           (ii) Buyer shall deliver to the Company, (A) by wire transfer of immediately available funds the Initial Funding Shares Purchase Price, (B) the Other Agreements duly executed by the Buyer,
         (C) a favorable opinion of counsel dated as of the Initial Closing Date in form and substance satisfactory to the Company and the Company's counsel, and (D) certified copies of resolutions duly adopted by the Buyer's board of directors approving this Agreement and the transactions contemplated hereby.

                  (b) Second Closing. The closing of the purchase and sale of the Second Funding Shares (the "Second Closing") shall take place at the offices of Thompson & Knight, 1200 Chase Tower, 600 Travis Street, Houston, Texas 77002, at 10:00 a.m., local time, on or before July 1, 1999, as the Company and Buyer shall agree in writing (the "Second Closing Date").

                           (i) The Company shall deliver to Buyer one or more certificates representing one million seven hundred ninety-two thousand four hundred fifty-three (1,792,453) Shares (and such additional Shares, if any, as set forth in the Settlement Statement and agreed to by Buyer as provided in Section 1.3(c) hereof), duly endorsed in blank or with duly executed stock powers, free and clear of any Liens;

                           (ii) Buyer shall deliver by wire transfer of immediately available funds the Second Funding Shares Purchase Price to the Company;

                           (iii) The Company shall amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of capital stock from twenty-five million (25,000,000) to forty million (40,000,000) pursuant to the Articles of Amendment to the Amended and Restated Articles of Incorporation attached hereto as



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         Exhibit 1.3 (the "Articles of Amendment"), by filing the Articles of
         Amendment with the Secretary of State of the State of Texas, if such Articles of Amendment have been approved by the Shareholders at the Shareholders Meeting (as defined herein); and

                           (iv) The parties shall deliver all remaining items and perform all remaining covenants required by the terms and conditions of this Agreement.


                                   ARTICLE II

                                  TENDER OFFER

         SECTION 2.1  The Offer

         (a) Not later than the first business day after the date of this Agreement, Buyer will make a public announcement of the offer to purchase one million six hundred thousand (1,600,000) Shares at the Offer Price net to the seller in cash. Notwithstanding the foregoing, the Offer Price will be subject to possible increase as provided in Section 2.1(b) hereof.

         (b) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Buyer of the Offer, Buyer shall commence the Offer. The obligation of Buyer to commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit 2.1 attached hereto (the "Offer Conditions") (any of which may be waived in whole or in part by Buyer in its sole discretion). Buyer expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Buyer shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Buyer may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer (the initial scheduled expiration date being such date as shall be identified in the Offer Documents (as herein defined)), any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty (20) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Buyer or the Company to terminate this Agreement pursuant to the terms hereof. The obligation of Buyer to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth on Exhibit 2.1 (any of which may be waived in whole or in part by Buyer in its sole discretion). Subject to the terms and conditions of the Offer, Buyer shall accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Buyer becomes obligated to accept for payment, pursuant to the Offer as soon as practicable after the expiration of the Offer.



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         (c) On the date of commencement of the Offer, Buyer shall file with the
SEC a Tender Offer Statement in Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Buyer shall cause to be disseminated the Offer Documents to holders of Common Stock (collectively, the "Shareholders" and individually, a "Shareholder") as and to the extent required by applicable federal securities laws. Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer
Documents if and to the extent that such information shall have become false or misleading in any material respect, and Buyer further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be promptly filed with the SEC and the other Offer Documents as so corrected to be promptly disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Shareholders. Buyer agrees to provide the Company and its counsel any comments Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (d) Buyer shall provide on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Buyer becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 2.2 Company Actions.

         (a) The Company hereby represents that the Board of Directors of the Company has, at a meeting duly called and held, duly adopted resolutions whereby it: (i) determined that this Agreement, the Offer and the transactions contemplated hereby and thereby are in the best interests of the Company and the Shareholders, (ii) adopted and approved this Agreement, the Offer and the transactions contemplated hereby and thereby, and (iii) resolved to recommend that the Shareholders accept the Offer, tender their shares in response to the Offer, and approve the sale of the Second Funding Shares by the Company to Buyer pursuant to the terms of this Agreement. Simultaneously with the execution of this Agreement, pursuant to the terms of the Side Letter Agreements, each of the members of the DSI Group has agreed that if the Minimum Condition (as that term is defined in Exhibit 2.1 attached hereto) is not met as of the initial scheduled expiration date of the Offer, each of the members of the DSI Group shall tender their Shares in the Offer, except where such sales in response to the Offer might result in liability under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), such that the number of Shares tendered by each member of the DSI Group and non-DSI Group Shareholders, shall meet the Minimum Condition. Nothing herein contained shall prevent any member of the DSI Group from tendering any or all Shares over which such member has dispositive power, even if the Minimum Condition is otherwise met, and any such Shares so tendered shall be subject to a pro rata reduction to the same extent as the Shares tendered by any other Shareholder.




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         (b) Not later than the first business day after the date the Offer
Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement in Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 2.2(a) hereof and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company and Buyer each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file promptly any corrected Schedule 14D-9 with the SEC and disseminate promptly the corrected Schedule 14D-9 to the Shareholders to the extent required by the Exchange Act or the rules thereunder. Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Shareholders. The Company agrees to provide Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Buyer promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners (as defined under Rule 13d-3 of the Securities Act of 1933, as amended (the "Securities Act")) of Common Stock, and shall furnish to Buyer such additional information and assistance (including updated lists of Shareholders, security position listings and computer files) as Buyer may reasonably request in communicating the Offer to the Shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Buyer and its agents shall hold in confidence the information contained in any such labels, listings and files, and will use such information only in connection with the Offer.

         SECTION 2.3 The Closing of the Offer. The closing of the Offer (the "Offer Closing") shall occur simultaneously with and be conditioned upon the Second Closing of the sale of the Second Funding Shares as provided in Section
1.3 hereof and the satisfaction or waiver of the conditions set forth in Exhibit
2.1 (the "Offer Closing Date"), unless another date is agreed to in writing by the parties hereto.

         SECTION 2.4 Payment for Tendered Shares.

         (a) Paying Agent. Prior to the date of the consummation of the transactions contemplated by the Offer (the "Effective Time"), Buyer shall designate a bank or trust company or an entity which in the ordinary course of business acts as a participation agent to act as paying agent in the Offer (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Buyer shall make available to the Paying Agent cash in amounts and at the times necessary for the payment of the purchase price for each Tendered Share purchased (the "Tender Price") upon surrender of certificates representing Shares (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Buyer).



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         (b) Payment Procedure. As soon as reasonably practicable after the
Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Tender Price for such Shares surrendered. Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Tender Price for each Share theretofore represented by such Certificate which shall have been tendered. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Buyer that such tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If more than one million six hundred thousand (1,600,000) Shares are validly tendered prior to the Effective Time and not withdrawn, the Buyer will, upon the terms and conditions of the Offer, accept such Shares for payment on a pro rata basis as provided by Section 14(d)(6) of the Exchange Act and Rule 14(d) promulgated thereunder, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Effective Time and not withdrawn.

         SECTION 2.5  Directors.

         (a) Upon the Second Closing and the Offer Closing, Buyer shall be entitled to designate four of the six directors on the Board of Directors of the Company. In furtherance thereof, each of Barry B. Conrad ("Conrad"), Jack R. Crosby ("Crosby"), Richard R. Neitz ("Neitz"), and Douglas A. Smith ("Smith") has agreed to tender his resignation as a member of the Board of Directors effective upon the Second Closing and the Offer Closing to enable Buyer's designees to be so elected to the Company's Board of Directors, and the Company agrees to take all actions available to cause Buyer's designees to be so elected. At such time, the Company shall, if requested by Buyer, also cause persons designated by Buyer to constitute at least the same percentage as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors of each Subsidiary of the Company, and
(iii) each committee (or similar body) of each such board.

         (b) The Company shall promptly take all actions required, if any, pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations with respect to Section 2.5(a) hereof, including mailing to Shareholders the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Buyer's designees to be elected to the Company's Board of Directors. Buyer will supply the Company and be solely



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




responsible for any information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.5 are in addition to and shall not limit any rights which Buyer or any of its affiliates may have as a beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Company represents and warrants to Buyer, as follows:

         SECTION 3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Offer. Section 3.1 of the disclosure letter delivered to Buyer by the Company on or prior to entering into this Agreement and incorporated by reference herein (the "Seller Disclosure Letter") contains complete and correct copies of the Company's and its Subsidiaries' certificates or articles of incorporation, as the case may be, and bylaws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws so delivered are in full force and effect.

         SECTION 3.2 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of capital stock, 20,000,000 of which are shares of Common Stock, and 5,000,000 of which are shares of Preferred Stock, of which 6,000,000 shares of Common Stock and no shares of Preferred Stock were outstanding and 2,719,000 Shares were held by the Company in its treasury, as of the close of business on April 14, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and, upon the sale thereof, the Initial Funding Shares and the Second Funding Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance except for 603,000 Shares reserved for issuance upon exercise of outstanding options granted under and pursuant to the Company's Stock Option Plan, as amended from time to time (the "Stock Plan"); and 638,888 Shares reserved for issuance upon the exercise of outstanding warrants as described in Section 32 of the Seller Disclosure Letter. Section 3.2 of the Seller Disclosure Letter contains a correct and complete list as of April 14, 1999, of each outstanding option to purchase Shares, under the Stock Plan and pursuant to the outstanding warrants described in Section 3.2 of the Seller Disclosure Letter (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto, along with complete and correct copies of the Company Options and the Stock Plan. Except as set forth in Section 3.2 of the Seller Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly



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

issued, fully paid and nonassessable and owned by the Company, free and clear of any Lien, right of first refusal agreement, limitation on voting rights, claim or other encumbrance. Except as set forth in Section 3.2 of the Seller Disclosure Letter, there are no preemptive or other outstanding rights (other than rights accruing to the Company or its Subsidiaries), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter. There is not outstanding any contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, or (ii) to vote or to dispose of any shares of capital stock of any of the Subsidiaries.

         SECTION 3.3 Corporate Authority; Approval and Fairness. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement, or to consummate the transactions contemplated hereby other than: (i) the approval and adoption of this Agreement and the transactions contemplated hereby, including the approval of the sale of the Second Funding Shares by the Company to Buyer by the affirmative vote of Shareholders holding a majority of Shares represented in person or by proxy at a duly called meeting at which a quorum is present or represented, and (ii) the approval of the Articles of Amendment by the affirmative vote of Shareholders holding a majority of the Shares then outstanding. The Board of Directors has resolved to recommend the approval of the sale of the Second Funding Shares by the Company to Buyer and the adoption of this Agreement and the Articles of Amendment by the Shareholders, and has directed that the sale of the Second Funding Shares, this Agreement and the Articles of Amendment be submitted to the Shareholders for their approval. The Company has all corporate power and authority to enter into this Agreement and the Other Agreements to which the Company is a party and to consummate the transactions contemplated hereby and thereby, subject to the approval of the Shareholders described in subsections (i) and (ii) above. This Agreement and the Other Agreements to which the Company is a party have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of such agreement by each other party thereto) each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or by principles governing the availability of equitable remedies (the "Bankruptcy Exception").

         SECTION 3.4  Governmental Filings; No Violations.

         (a) Except as set forth in Section 3.4(a) of the Seller Disclosure Letter, other than the filings and/or notices (i) pursuant to this Agreement,
(ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and the Exchange Act and the Securities Act,
(iii) to comply with state securities or "blue-sky" laws, if any; and (iv) required to be made with the NASDAQ, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity, domestic, foreign, or supranational ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the consummation by the Company of the sale of the Initial Funding Shares and the Second Funding Shares to Buyer and the other transactions contemplated hereby.

         (b) Except for those agreements for which consents must be obtained as set forth in Section 6.2(c) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of this Agreement and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any loan or credit agreement, note, bond, warrant, indenture or other instrument evidencing indebtedness for borrowed money ("Debt Contracts") or any other agreement, lease, contract, arrangement or other obligation ("Other Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 3.9 below) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or any judgment, order or decree to which the Company or any of its Subsidiaries or any of its properties is subject; or (iii) any change in the rights or obligations of any party under any of the Debt Contracts or Other Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         (c) Except as set forth in Section 3.4(c) of the Seller Disclosure Letter, no event has occurred or is occurring that constitutes or, but for the giving of notice or lapse of time, or both, would constitute an event of default by the Company or any of its Subsidiaries under any Debt Contract or Other Contracts binding upon the Company or any of its Subsidiaries.

         SECTION 3.5 Company Reports; Financial Statements. The Company has filed all reports and other documents to be filed by it since its formation under the Exchange Act or the Securities Act. Section 3.5 of the Seller Disclosure Letter contains a complete list of each registration statement, report, proxy statement or information statement (including any amendments thereto) filed by it with the SEC (collectively, including any such reports filed subsequent to the date hereof, the

"Company Reports"). The Company has delivered or will deliver promptly after filing true and correct copies of each of the Company Reports to Buyer. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the Company Reports complied in all material respects with the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations thereunder. To the Knowledge of the Company, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and each of its Subsidiaries as of its date, and each of the consolidated statements of income, shareholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) (together with such consolidated balance sheets hereinafter the "Financial Statements") fairly presents, or will fairly present, in all material respects, the results of consolidated operations, shareholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

         SECTION 3.6 Absence of Certain Changes. Except as disclosed in the Company credit reports required to be submitted by the Company, including, without limitation, those prepared by Dun and Bradstreet and reports delivered by the Company to the Company's lenders under any Debt Contracts (the "Reports"), filed prior to the date hereof and as set forth in Section 3.6 of the Seller Disclosure Letter, since October 31, 1998 (the "Financial Statement Date"), the Company and each of its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in, the ordinary and usual course of such businesses and there has not been (a) any change in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;
(b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (c) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof;
(d) any material change by the Company in accounting principles, practices or methods; or (e) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement or arrangement with any employee or director. Since the Financial Statement Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 3.8 below) other than increases or amendments in the ordinary course.

         SECTION 3.7 Litigation and Liabilities. Except as set forth in Section
3.7 of the Seller Disclosure Letter, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) or (b) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 3.11 below), that, in the case of either clause (a) or (b), individually or in the aggregate, are reasonably likely in either such case to have a Material Adverse Effect or prevent or impair the ability of the Company to consummate the transactions contemplated by this Agreement, including, without limitation, the consummation of the Offer. Except as disclosed in the Company Reports filed prior to the date hereof and as set forth in Section 3.7 of the Seller Disclosure Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, or, to the Knowledge of the Company, any of its or their current or former directors or officers, in their capacities as directors or officers of the Company, as such, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.8 Employee Matters.

         (a) Neither the Company nor any of its Subsidiaries has any labor contracts or collective bargaining agreements with respect to any persons employed by or otherwise performing services for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. As of the date hereof, there is no unfair labor practice complaint pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown, or stoppage pending or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any primary work stoppage or labor difficulty involving its employees during the last three (3) years, except in each case as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Section 3.8(b) of the Seller Disclosure Letter is a true and complete list of each bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement which the Company or any of its Subsidiaries maintains, or as to which the Company or any of its Subsidiaries is or will be required to make any payment for the benefit of any employee, director, former employee or former director of the Company and its Subsidiaries (the "Compensation and Benefit Plans"). The Company has delivered or made available to Buyer with respect to each Compensation and Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the

Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed two plan years for which such reports have been filed,
(iv) the financial statements for the most recently completed two plan years for which statements have been prepared, (v) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and the application submitted with respect to such letter, and (vi) all correspondence with the IRS or Department of Labor concerning any pending controversy. Any "change of control" or similar provisions contained in any Compensation and Benefit Plan are specifically identified in Section 3.8(b) of the Seller Disclosure Letter.

         (c) All Compensation and Benefit Plans have been administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware as of the date hereof of any circumstances likely to result in revocation of any such favorable determination letter or of any circumstance indicating that any such plan is not so qualified in operation. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation, claim or audit by any Person relating to the Compensation and Benefit Plans. To the Knowledge of the Company, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred which would be expected to result in material liability to the Company or any of its Subsidiaries, assuming that, for purposes of determining materiality, the "taxable period" within the meaning of Section 4975 of the Code with respect to such prohibited transaction had expired as of the date hereof.

         (d) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, any of its Subsidiaries and their ERISA Affiliates have contributed, or been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA at any time, and no liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any such plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes to or maintains a Pension Plan subject to Title IV of ERISA or has contributed to or maintained any such plan at any time during the six-year period prior to the date hereof.

         (e) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof, have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

         (f) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as required under Part 6 of Title I of ERISA.

         (g) Except as contemplated by this Agreement or disclosed in Section 3.8(g) of the Seller Disclosure Letter, the consummation of this Agreement and the other transactions contemplated by this Agreement will not (i) entitle any employees of the Company or its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or the Stock Plan or (iii) result in any breach or violation of, or default under, any of the Compensation and Benefit Plans or the Stock Plan.

         SECTION 3.9 Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof and as set forth in Section 3.9 of the Seller Disclosure Letter, the businesses of each of the Company and its Subsidiaries are being conducted in compliance with applicable federal, state, local and foreign laws (collectively, "Laws"), except for such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or burden or impair the ability of the Company to consummate this Agreement and the other transactions contemplated by this Agreement.

         SECTION 3.10 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any applicable anti-takeover provision in the Company's articles of incorporation, by-laws or any shareholder rights agreement, except
Article 13.03 of the Texas Business Corporation Act, is, or as of the Second Closing Date will be, applicable to the Company, the sale of the Initial Funding Shares and the Second Funding Shares, the Offer or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Buyer will not be prohibited from entering into a "business combination" with the Company as an "affiliated shareholder" (as those terms are defined in Article 13.02 of the Texas Business Corporation Act) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.11 Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof, and as set forth in Section 3.11 of the Seller Disclosure Letter, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have not received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law; (iii) the Company and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the Knowledge of the Company, there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or operated by the Company or any of its Subsidiaries; and (v) to the Knowledge of the Company neither the Company nor any Subsidiary has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

         As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources), or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum.

         As used herein, "Hazardous Substance" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.

         SECTION 3.12 Tax Matters. Except to the extent disclosed in Section
3.12 of the Seller Disclosure Letter:

         (a) The Company and each of its Subsidiaries (the Company and each Subsidiary of the Company are hereinafter referred to collectively as the "Taxpayers" or individually "Taxpayer") has (i) prepared in good faith and duly and timely filed (or there have been filed on its behalf) with the appropriate Tax authorities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, complete, and correct in all material respects, except to the extent that any failure to file any Tax Return or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect and (ii) paid in full all Taxes that are shown as due on such filed Tax Returns except for Taxes provided for in a reserve which is adequate for the payment of such Taxes and is reflected in the financial statements included in the Company Reports filed prior to the date hereof or the books and records of the Company. There is no audit or other matter in controversy with respect to any Taxes due and owing by any Taxpayer, and there is no Tax deficiency or claim assessed or, to the best of the Taxpayer's Knowledge, proposed or threatened (whether orally or in writing) against any Taxpayer, other than (x) in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith, for which adequate reserves have been established in accordance with GAAP or (y) would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.12 of the Seller Disclosure Letter sets forth any contested tax liability in respect of which the amount being contested exceeds Ten Thousand Dollars ($10,000.00).

         (b) None of the Taxpayers (i) has waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency, the Tax liability of which has been satisfied or settled, (ii) has filed a consent under Code Section 341(f) concerning collapsible corporation, or (iii) has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Code under Treas. Reg. ss.1.502-6 (or any similar provisions of state, local, or foreign law), as a transferee, successor or by contract (other than liability for Taxes imposed by contract entered into in the ordinary course of business for the acquisition by a Taxpayer of assets used in the business of the Company or stock of any entity holding any such assets used in the business of the Company), except to the extent that any such waiver, consent, or liability referred to in clauses (i),
(ii) and (iii), respectively, of this Section 3.12(b) would not, individually or in the aggregate, have a Material Adverse Effect;

         (c) No claim has been made since January 1, 1994 by any authority in a jurisdiction where the Taxpayer does not file Tax Returns that a Taxpayer is or may be subject to taxation by that jurisdiction, other than in the case of any such claims the liability of which has been satisfied or settled;

         (d) None of the assets of a Taxpayer (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a), or (iii) is tax-exempt use property within the meaning of Code Section 168(h);

         (e) None of the Taxpayers has agreed to nor is it required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by any such Taxpayer and no director or executive officer of the Company has Knowledge that the IRS has proposed any such adjustment or change in accounting method;

         (f) None of the Taxpayers has requested an extension of the time within which to file any foreign, federal or state Tax Return for which such Tax Return has not been filed;

         (g) None of the Taxpayers has any obligation under any Tax allocation or sharing agreement among or between the Taxpayers and the Company or any Affiliates thereof, and after the Second Closing Date, no Taxpayer shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder among or between any Taxpayer and the Company or any Affiliates thereof for amounts due in respect of periods prior to the Closing Date; and

         (h) As a result of the transactions contemplated by this Agreement and the Other Agreements or the transactions contemplated hereby or thereby, none of the Taxpayers will be obligated to make a payment that would be an "excess parachute payment" to an individual that is currently a "dissatisfied individual" with respect to the Company as those terms are defined in Section 2806 of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         SECTION 3.13 Intellectual Property.

         (a) Section 3.13(a) of the Seller Disclosure Letter lists all Intellectual Property Rights (as defined below) of the Company and its Subsidiaries. To the Knowledge of the Company, the Company and/or each of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, as the case may be, all Intellectual Property Rights used in the business of the Company and its Subsidiaries as presently conducted. All registrations for Intellectual Property Rights owned by the Company or any Subsidiary are valid and in force. Except as disclosed in Section 3.13(a) of the Seller Disclosure Letter, all applications for registrations of Intellectual Property Rights filed by the Company or any Subsidiary are pending and in good standing, all without challenge of any kind. To the Knowledge of the Company, the Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and enforceable. Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, the Company or its Subsidiaries have the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of Owned Software (as defined below) and the Intellectual Property Rights owned by the Company and its Subsidiaries, except for any rights that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         (b) Except as is disclosed in Section 3.13(b) of the Seller Disclosure
Letter:

             (i) Neither the Company nor any of its Subsidiaries is, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights or computer software programs or applications;

             (ii) To the Knowledge of the Company, there has been no
                  infringement, misappropriation, or violation of any Intellectual Property Rights of any other person that has occurred or results in any way from the operations of the respective businesses of the Company or its Subsidiaries. No claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person has been made or asserted in respect of the operations of the respective businesses of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has had notice of, nor do the executive officers of the Company have Knowledge of any valid grounds for any bona fide claim against the Company or its Subsidiaries that its Intellectual Property Rights, operations, activities, products, software, equipment, machinery or processes infringe, misappropriate or violate any Intellectual Property Rights of any other person;

             (iii) (A) The Company or its Subsidiaries has maintained and protected the software that each owns, if any (the "Owned Software") including, without limitation, all source code and system specifications associated with such software, with such measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; and (B) the executive officers of the Company do not know of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person with respect to the Owned Software. Section 3.13(b) of the Seller Disclosure Letter lists all Owned Software and the location of the service codes for all Owned Software;

             (iv) All employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of inventions, discoveries, trade secrets, copyrightable works, or ideas on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto, if and only if necessary to vest ownership rights in such material with the Company and/or the Subsidiaries, either: (A) is a party to a "work-for-hire" agreement under which the Company, a Subsidiary (or such predecessor in interest, as applicable), is deemed to be the original owner/author of all property rights therein; or (B) has executed an assignment or an agreement to assign in favor of the Company, or its Subsidiary (or such predecessor in interest, as applicable), all right, title and interest in such inventions, discoveries, trade secrets, copyrightable works, or ideas.

         (c) As used herein, the term "Intellectual Property Rights" shall mean:
(i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto;
(ii) all United States, state, foreign and common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which the Company and each Subsidiary is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing;
(iii) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and (iv) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

         SECTION 3.14 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the other transactions contemplated by this Agreement.

         SECTION 3.15 Events Subsequent to Financial Statements. Except as set forth in Section 3.15 of the Seller Disclosure Letter, since January 31, 1998, there has not been:

         (a) Any material adverse change in the consolidated financial condition, results of operations, business or prospective sales (meaning the aggregate current, open purchase orders) of the Company or any of its Subsidiaries;

         (b) Any sale, lease, conveyance, license or assignment of any material assets, tangible or intangible, of the Company or any of its Subsidiaries, other than sales of inventory in the ordinary course of business;

         (c) Any damage, destruction or property loss in excess of Fifty Thousand Dollars ($50,000.00), individually or in the aggregate, in each instance not covered by insurance, affecting adversely the properties or business of the Company or any of its Subsidiaries;

         (d) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any such shares other than consummating the transactions contemplated and provided for in this Agreement;

         (e) Any mortgage or pledge of, or subjection to any lien, charge, security interest or encumbrance of any kind on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries (other than liens arising by operation of law which secure obligations which are not yet due and payable), nor any incurrence of indebtedness or liability or assumption of obligations by the Company or any of its Subsidiaries other than (i) those incurred in the ordinary course of business, which would include any working capital loans pursuant to the Company's credit line with Bank One, Sunrock and/or State Street
(ii) those which do not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate; and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated and provided for in this Agreement;

         (f) Any cancellation or satisfaction by the Company or any of its Subsidiaries of any debt or claim or advance, except for adjustments made in the ordinary course of business, which in the aggregate, are not material other than consummating the transactions contemplated or provided for in this Agreement;

         (g) Any waiver or release other than the cancellation of open purchase orders by customers, by the Company or any of its Subsidiaries of any right of any material value in excess of Fifty Thousand Dollars ($50,000.00);

         (h) Any sale, assignment, transfer or grant by the Company or any of its Subsidiaries of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade name or copyrights other than sales or gifts of products or advertising or other rights or releases thereof in the ordinary course of business;

         (i) Any arrangement, agreement or undertaking entered into by the Company or its Subsidiaries not terminable on thirty (30) days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation or any increase in compensation) with employees or any increase in compensation or benefits to officers or directors of the Company or any of its Subsidiaries, other than in the ordinary course of business or consummating the transactions contemplated or provided for in this Agreement;

         (j) Any change made or authorized in the articles of incorporation or other charter documents or bylaws (or comparable governing instruments) of the Company or any of its Subsidiaries other than those contemplated or provided for in this Agreement;

         (k) Any loan to or other transaction with any officer, director or Shareholder of the Company or any of its Subsidiaries giving rise to any claim or right of the Company or any of its Subsidiaries against any such person or of such person against the Company or any of its Subsidiaries other than normal recurring travel and expense advances and expense accounts made in the ordinary course of business;

         (l) Any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument, other than the cancellation or modification of open purchase orders by customers or vendors of the Company, that individually or in the aggregate involves in excess of Fifty Thousand Dollars ($50,000.00) to which the Company or any of its Subsidiaries is a party or by which it is bound, which has had or is reasonably likely to have a Material Adverse Effect on the properties or business of the Company or any of its Subsidiaries;

         (m) Any pledge or gift of any charitable or other capital contribution outside the ordinary course of business;

         (n) Any other transaction or commitment in excess of Fifty Thousand Dollars ($50,000.00) or related transactions or commitments, other than the modification or cancellation of open purchase orders by customers or vendors of the Company, in the aggregate in excess of Fifty Thousand Dollars ($50,000.00) entered into by the Company or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect on the properties or business of the Company or any of its Subsidiaries, or other than those contemplated or provided for in this Agreement; or

         (o) Any termination, modification or cancellation of any booked open purchase orders by any customer of the Company in excess of One Hundred Thousand Dollars ($100,000.00) for any individual order or Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate by any single customer.

         SECTION 3.16 Disclosure. The Company has made available to Buyer and its officers, attorneys, accountants, and representatives true and correct copies of all material agreements, documents, and other items listed in the Seller Disclosure Letter and all books and records of the

Company and its Subsidiaries, and neither this Agreement, the Seller Disclosure Letter, nor any information, agreements, or documents delivered to or made available to Buyer or its officers, attorneys, accountants, or representatives pursuant to this Agreement, contain any untrue statements of a material fact or omits to state any material fact necessary to make the statements made herein or therein, as the case may be, not misleading.

         SECTION 3.17 Real Property. Section 3.17 of the Seller Disclosure Letter contains a complete and accurate list and brief description of all real property owned or leased by the Company or its Subsidiaries. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, by the other party or parties thereto, and is in full force and effect;
(b) neither the Company nor its Subsidiary, as applicable, nor to the Knowledge of the Company, any other party to the lease, is in material breach or default, and no event has occurred on the part of the Company or its Subsidiaries, as applicable or, to the Knowledge of the Company, on the part of any other party, which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the Initial Closing and the Second Closing and sale of the Shares to Buyer; (d) neither the Company nor its Subsidiaries has repudiated and no other party to the lease has repudiated, any provision thereof; (e) there are no written notices of disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary Government Entities, and are in good condition, working order and repair, ordinary wear and tear excepted.

         SECTION 3.18 Tangible Property. Except as set forth in Section 3.18 of the Seller Disclosure Letter, each of the Company and its Subsidiaries has good and legal title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no encumbrances, loans, security interests, mortgages or pledges except those which arise by matter of law or in the ordinary course of business, or which are inventory sold subsequent to the date of entry on the books and which sales are not entered in the books of the Company or its Subsidiaries on the date of this Agreement or the Second Closing Date, or which are set forth in Section 3.18 of the Seller Disclosure Letter.

         SECTION 3.19 Contracts. Section 3.19 of the Seller Disclosure Letter lists the following contracts and written arrangements under which the Company or any other person has continuing obligations or benefits, true and complete copies of which have been delivered to Buyer, to which the Company or any of the Subsidiaries is a party.

         (a) Any contract for the lease of personal property from or to third parties providing for lease payments in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum;

         (b) Any contract for the purchase or sale of raw materials, commodities, supplies, products manufactured by the Company or any of its Subsidiaries or other personal property or for the furnishing or receipt of goods or services which contract calls for performance over a period of more than one year and/or which involves more than the sum of Fifty Thousand Dollars ($50,000.00);

         (c) Any partnership or foreign joint venture agreement;

         (d) Any agreement or instrument under which the Company or any of its Subsidiaries is or may become indebted for borrowed money in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00);

         (e) Any employment agreement and any non-competition agreement.

         Except as otherwise described in Section 3.19 of the Seller Disclosure Letter, all material contracts and arrangements listed in Section 3.19 of the Seller Disclosure Letter are valid and binding agreements and are in full force and effect as to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is, and no other party is in material breach or default, and no event has occurred on the part of the Company or any of its Subsidiaries, or, to the Company's Knowledge, on the part of any other party to any such contract or arrangement, which with notice or lapse of time would constitute a material breach or default or permit termination under any such contract or arrangement. Except as set forth in Section 3.19 of the Seller Disclosure Letter, none of such contracts or arrangements will be terminated or modified by the execution and delivery of this Agreement, the Other Agreements, or the consummation of the transactions contemplated hereby or thereby, nor will any of such actions result in or constitute a breach or default under any such contracts or arrangements. Neither the Company nor any of its Subsidiaries is a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.19 of the Seller Disclosure Letter under the terms of this Section 3.19 other than with its representatives and vendors which are set out in Section 3.19 of the Seller Disclosure Letter.

         SECTION 3.20 Suppliers and Customers. Section 3.20 of the Seller Disclosure Letter is a true and complete list of all suppliers of the Company and each of the Subsidiaries to whom the Company or any of its Subsidiaries made payments during the fiscal year ended January 31, 1999, in excess of five percent (5%) of the Company's and the Subsidiaries' consolidated cost of goods sold as reflected in the 1998 Financial Statements (as defined in Section 1.3(a)(i)) and all customers of the Company and each of the Subsidiaries that paid the Company or the Subsidiary, during the fiscal year ended January 31, 1999, more than five percent (5%) of the consolidated revenues of the Company and the Subsidiaries as reflected in the 1998 Financial Statements. Since January 31, 1998, and until ten (10) days prior to the Second Closing Date, no such supplier of the Company or any of the Subsidiaries has, or has indicated that it will, stop, or decrease materially the rate of, supplying materials, products or services to the Company or the Subsidiary, as the case may be, and no such customer of the Company or the Subsidiaries has materially decreased or ceased business with the Company or the Subsidiary, as the case may be, or has indicated that it will materially decrease or cease doing business with the Company or the Subsidiary.

         SECTION 3.21 Accounts Receivable. To the Company's Knowledge, as of the date of this Agreement, there are and as of the Second Closing Date to the extent included in Section 3.21 of the

Seller Disclosure Letter, there will be, properly reflected on their respective books and records, all notes receivable and accounts receivable of the Company and the Subsidiaries, each of which are and will be valid receivables subject to no known setoffs or counterclaims other than normal and routine discounts, mark-downs, returns of defective goods, doubtful accounts, credits and exchanges of products and warranty claims, all of which are and will be consistent with past practice. To the Company's Knowledge, except as set forth in Section 3.21 of the Seller Disclosure Letter, or except normal and routine discounts, mark-downs, returns of defective goods, doubtful accounts, credits and exchanges of products and warranty claims, all of which are and will be consistent with past practice, all such receivables are collectable in the ordinary course of business for the Company. Section 3.21 of the Seller Disclosure Letter is a complete list of all notes receivable and accounts receivable of the Company and its Subsidiaries as of March 31, 1999.

         SECTION 3.22 Powers of Attorney. Except as set forth in Section 3.22 of the Seller Disclosure Letter, other than for patent applications, trademark applications and customs brokerage agreements and in security agreements for current loans of the Company and its Subsidiaries, there are no outstanding powers of attorney or similar instruments executed by the Company or any of the Subsidiaries.

         SECTION 3.23 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of Five Thousand Dollars ($5,000.00) or more), owned or used by the Company or any of its Subsidiaries is listed in
Section 3.23 of the Seller Disclosure Letter and is in good operating condition and repair (ordinary wear and tear excepted), and is in compliance with all zoning, building and fire codes, except for such instances of noncompliance that would not have or be reasonably likely to have a Material Adverse Effect. The Company or its Subsidiaries owns and has good and legal title to, or leases under leases which are valid and under which the Company or its Subsidiaries, or to the Knowledge of the Company any other party thereto, are not currently in default, all buildings, machinery, equipment and other tangible assets used in the conduct of the Company's or such Subsidiary's business as presently conducted, reflected in the most recent Financial Statements, and, except as set forth in Section 3.23 of the Seller Disclosure Letter, are free and clear of all liens, claims and encumbrances.

         SECTION 3.24 Insurance. The Company and its Subsidiaries are insured under the policies listed in Section 3.24 of the Seller Disclosure Letter. All such policies have been in full force and effect since January 31, 1998, are in full force and effect as of the date hereof, and will remain so through the Second Closing Date.

         SECTION 3.25 Guarantees. Except as set forth in Section 3.25 of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business and for its Subsidiaries.

         SECTION 3.26  Certain Business Relationships.  Except as set forth in
Section 3.26 of the Seller Disclosure Letter, none of the present or former directors, officers or employees of the

Company or any of its Subsidiaries, or to the Company's Knowledge any present or former Shareholders, owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past twelve (12) months, has been involved in any manner in any material business arrangement or relationship with the Company or any of its Subsidiaries, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of the Company or any of its Subsidiaries.

         SECTION 3.27 Inventory. To the Company's Knowledge, the inventory of the Company and its Subsidiaries (the "Inventory") as of the date of this Agreement and as of the Second Closing Date does and will consist of goods which are merchantable and fit for the purposes for which they were procured, and, to the Company's Knowledge, the allowance for slow-moving, obsolete, damaged or defective inventory reflected in the Financial Statements as of January 31, 1999, is adequate. To the Company's Knowledge, Section 3.27 of the Seller Disclosure Letter contains a complete listing of the Inventory as of March 31, 1999, and the Company will deliver to Buyer an updated list of the Inventory as of the Second Closing Date as of a date no sooner than three (3) calendar days prior to the Second Closing Date.

         SECTION 3.28 Questionable Payments. Neither the Company nor any of its Subsidiaries has directly or indirectly (i) used corporate funds for unlawful contributions, gifts, entertainment, or for other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision or the Foreign Corrupt Practices Act of 1977 applicable to the conduct of their business, or (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets.

         SECTION 3.29 Opinion of Financial Advisor. The Company has delivered to Buyer a copy of the opinion of Chaffe and Associates, Inc., dated the date hereof, a copy of which opinion is attached hereto as Exhibit 3.29. The Company has been authorized by Chaffe and Associates, Inc. to permit inclusion of such opinion (and references thereto) in the Offer Documents, the Schedule 14D-9, and the Proxy Statement.

         SECTION 3.30 Information. None of the information provided or that may be provided by the Company for use in the Schedule 14D-1, the Offer Documents, or any other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement, and none of the Proxy Statement, the Schedule 14D-9, or the statement required to be filed pursuant to Section 2.5(b) hereof, shall, at the time filed with the SEC or such other Governmental Entity, and, in the case of the Proxy Statement, at the time mailed to the Company's Shareholders, or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided or that may be provided by Buyer specifically for use in such documents. The Schedule 14D-9, the Proxy Statement and the statement to be filed pursuant to

Section 2.5(b) hereof will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants the Company as follows:

         SECTION 4.1 Organization, Qualification, Etc. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California and has the power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Offer.

         SECTION 4.2 Authority Relative to this Agreement: No Violation. Buyer has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly and validly executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms (except insofar as enforceability may be limited by the Bankruptcy Exception.

         SECTION 4.3 Investigations: Litigation. Except as set forth in Section
4.3 of the disclosure letter delivered by the Company by Buyer on or prior to entering into this Agreement and incorporated by reference herein (the "Buyer Disclosure Letter"), there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Buyer, threatened against, Buyer or any current or former directors or officers of Buyer or any of its Subsidiaries (in their capacities as such) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on, prevent, or impair the ability of Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, the consummation of the Offer.

         SECTION 4.4 Financing. Buyer will have available to it, at the time required, the funds necessary to consummate the Offer, and the purchase of the Initial Funding Shares and the Second Funding Shares.

         SECTION 4.5 Information. None of the information provided or that may be provided by Buyer for use in the Proxy Statement, the Schedule 14D-9, the statement required to be filed pursuant to Section 2.5(b) hereof, or any other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement, and the Schedule 14D-1, shall not, at the time filed with the SEC, and in the case of the Proxy Statement, at the time mailed to the Shareholders or the date of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information provided or that may be provided by the Company specifically for use in such documents. The Schedule 14D-1 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.6 Investment Representation. Buyer is acquiring the Initial Funding Shares and the Second Funding Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the SEC under the Securities Act covering such Shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Initial Funding Shares and the Second Funding Shares, Buyer is not offering or selling, and will not offer or sell, for the Company in connection with any distribution of the Initial Funding Shares and the Second Funding Shares, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

         SECTION 4.7 Disclosure of Information. Buyer acknowledges that it or its representatives have been furnished with substantially the same kind of information regarding the Company and its business, assets, results of operation, and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Initial Funding Shares and the Second Funding Shares. Buyer further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition and the terms and conditions of the issuance of the Initial Funding Shares and the Second Funding Shares.

         SECTION 4.8 Investment Experience. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Initial Funding Shares and the Second Funding Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Initial Funding Shares and the Second Funding Shares. Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

         SECTION 4.9 Restricted Securities. Buyer understands that the Initial Funding Shares and the Second Funding Shares have not been registered pursuant to the Securities Act or any applicable state securities laws, that the Initial Funding Shares and the Second Funding Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Initial Funding Shares and the Second Funding Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Buyer represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the Initial Funding Shares and the Second Funding Shares.

         SECTION 4.10 Legend. It is agreed and understood by Buyer that the certificates representing the Initial Funding Shares and the Second Funding Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

         SECTION 4.11 Brokerage Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby except that Gerard, Klauer, Mattison & Co., Inc.("GKM") has been retained as Buyer's financial advisor in connection with the transactions contemplated hereby and Buyer may retain additional advisors, brokers or agents as it may determine. Buyer shall indemnify and hold harmless the Company from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyer or any of its Affiliates, including the fee of GKM.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1 Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, through the Second Closing Date (unless Buyer shall otherwise approve, and except as otherwise expressly contemplated by this Agreement):

         (a) The business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

         (b) Neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it or any of its Subsidiaries in any of its Subsidiaries or other Affiliates, except pursuant to the exercise of existing Company Options or warrants disclosed to Buyer pursuant to Section 3.2 hereof in accordance with their terms; (ii) amend its articles of incorporation or by-laws (or comparable organizational documents); (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, except in connection with the payment of the exercise price of any option outstanding on the date hereof under the Stock Plan, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

         (c) Neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or warrants outstanding on the date hereof as described in Section 3.2 of the Seller Disclosure Letter);
(ii) purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, or effect any improvements or expansions thereon; (iii) other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iv) make or authorize or commit for any capital expenditure(s) in excess of $25,000; (v) make draws against the Company's credit facility with Sunrock other than in the ordinary course of business, provided however that after such time that the Company's draws against such credit facility equal or exceed five million dollars ($5,000,000) in the aggregate, any additional draws against such credit facility, whether in the ordinary course of business or otherwise, may not be made without the prior approval of Buyer, which approval shall not be unreasonably delayed or denied; or (vi) by any means, make any acquisition of, or investment in any business, whether through the acquisition of assets or stock of any other Person;

         (d) Except as may be required by applicable law, and except as provided in Section 5.8, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees, officers or directors;

         (e) Neither it nor any of its Subsidiaries shall settle or compromise any claims or litigation or, except in the ordinary and usual course of business consistent with past practice, enter into any Debt Contracts or Other Contracts, or modify, amend or terminate prior to the scheduled expiration thereof any of its Debt Contracts or Other Contracts or waive, release or assign any material rights or claims;

         (f) Neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be amended or canceled;

         (g) Neither it nor any of its Subsidiaries shall take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures;

         (h) Neither it nor any of its Subsidiaries shall sell, transfer, assign or abandon any patents, trademarks or licenses which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries except in the ordinary and usual course of business consistent with past practice;

         (i) Neither it nor any of its Subsidiaries shall license or otherwise encumber any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except in the ordinary and usual course of business;

         (j) Neither it nor any of its Subsidiaries shall make any modification to employee or customer incentives or trade policies which would reasonably be expected to cause the Company's distributors or end-user customers to increase purchases above those levels normally required to meet their respective needs or cause a material increase or decrease in the Company's inventories or Working Capital; and

         (k) Neither it nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         SECTION 5.2 Acquisition Proposals. From and after the date hereof, the Company shall not, and it shall use its best efforts to not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any Person other than Buyer, or engage in or continue discussions or negotiations relating to any Takeover Proposal; provided, however, that the Company may engage in discussions or negotiations with, and furnish information to, any Person that makes a written Takeover Proposal in respect of which the Board of Directors of the Company concludes in good faith if consummated would constitute a Superior Proposal (as hereinafter defined), but only if the Board of Directors of the Company shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall as soon as practicable and in any event no later than the date on which such Takeover Proposal is presented to the Company's Board of Directors notify Buyer of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Takeover Proposal, including the identity of the person making such Takeover Proposal or intending to make a Takeover Proposal and the material terms of any such Takeover Proposal. As used in this Agreement: (i) "Takeover Proposal" means any bona fide proposal or offer (other than a proposal or offer by Buyer or any of its Affiliates), or any expression of interest by any Person relating to any actual or potential merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries (each being a "Material Corporate Transaction"); and (ii) "Superior Proposal" means a bona fide proposal or offer made by any Person concerning a Material Corporate Transaction, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of outside counsel, to be more favorable to the Company and its Shareholders than the transactions contemplated hereby (including any revised transaction proposed by Buyer pursuant to Section 7.1(g)). During the period from the date of this Agreement through the Second Closing Date, the Company shall not terminate, amend, modify or waive any provision of any standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, but subject to the exercise by the Board of Directors of the Company of their fiduciary obligations after consultation with outside counsel, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

         SECTION 5.3 Information Supplied. The Company and Buyer each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Schedule 14D-1, the Offer Documents, the Schedule 14D-9, the Proxy Statement, the statement required to be filed pursuant to Section 2.5(b) hereof, or any other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Shareholders and at the time of the meeting of Shareholders to be held in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.4 Company Action. In order to consummate the transactions contemplated hereby, the Company will, in accordance with applicable law and its articles of incorporation and bylaws:

         (a) hold a special meeting of the Shareholders (the "Shareholders Meeting") as soon as practicable following the date of this Agreement for the purpose of: (i) approving the sale of the Second Funding Shares by the Company to Buyer as contemplated herein and (ii) adopting and approving this Agreement and the Articles of Amendment;

         (b) as promptly as practicable after the date of this Agreement, (i) file with the SEC a proxy statement (the "Proxy Statement") and other proxy soliciting materials relating to the Shareholders Meeting, (ii) respond promptly to any comments made by the SEC with respect to the Proxy Statement or other proxy soliciting materials, (iii) cause the Proxy Statement to be mailed to the Shareholders at the earliest practicable time after the date of this Agreement, and (iv) in all other respects use its best efforts to cause the Shareholders to approve the sale of the Second Funding Shares by the Company to Buyer, and approve and adopt this Agreement and the Articles of Amendment; and

         (c) include in the Proxy Statement, the recommendation of the Board that the Shareholders of the Company vote in favor of the sale of the Second Funding Shares by the Company to Buyer and adopt and approve this Agreement and the Articles of Amendment; provided, however, the Company's Board of Directors shall not be required to make, and shall be entitled to withdraw, any such recommendation (and cease such solicitation) if such Board concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law.

Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement prior to its filing with the SEC or dissemination to Shareholders of the Company. The Company agrees to provide Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments.

         SECTION 5.5  Filings; Other Actions; Notification.

         (a) The Company shall use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals, if any, required in connection with the sale of the Initial Funding Shares and the Second Funding Shares to Buyer and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto;

         (b) The Company and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, responding promptly to any requests for further information and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement as promptly as practicable. Subject to applicable laws relating to the exchange of information, Buyer and the Company shall have the right to review in advance, and each will consult the other on, all the information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, the SEC and/or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Buyer shall act reasonably and as promptly as practicable;

         (c) The Company and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and Shareholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 14D-1, the Offer Documents, the Schedule 14D-9, the Proxy Statement, the statement required to be filed pursuant to Section 2.5(b) hereof or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any third party, the SEC and/or any other Governmental Entity in connection with the transactions contemplated by this Agreement;

         (d) The Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party, the SEC, and/or any other Governmental Entity with respect to the transactions contemplated by this Agreement;

         (e) Without limiting the generality of the undertakings pursuant to this Section 5.5, (i) the Company and Buyer agree to provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) in connection with any filing or submission or other action required to be made or taken by either Buyer or the Company to effect the transactions contemplated hereby or thereby, the Company shall not, without Buyer's prior written consent, commit to any divestiture transaction, and, neither Buyer nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any portions thereof or any of the business, product lines, properties or assets of Buyer or any of its Affiliates.

         SECTION 5.6 Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Buyer's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Second Closing Date, to its properties, books, contracts and records (including its audit work papers and related documents) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of it or third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 5.6 shall be directed to an executive officer of the Company or such Person as may be designated by its officers. Buyer and the Company shall each designate two representatives to meet (either in person or by conference telephone), on a semi-monthly basis to discuss the Company's capital expenditures, inventory management, sales promotions, distribution arrangements, construction projects, group purchasing organization contracts, other material contracts, patents, licenses and such other business matters concerning the Company's operations as are desired. All such information supplied hereunder shall be governed by the terms of that certain Confidentiality Agreement between the Company and E. Thomas Martin.

         SECTION 5.7 Publicity. The initial press releases by Buyer and the Company concerning this Agreement and the transactions contemplated hereby shall be mutually agreed as to content prior to thereafter the Company and Buyer shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party, the SEC and/or any other Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ.

         SECTION 5.8 Employee Benefits. For a period of one (1) year immediately following the Second Closing, Buyer agrees to cause the Company to provide to all active employees of the Company as of the Second Closing who continue to be employed by the Company coverage under group medical, group dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the plans providing such benefits to the employees immediately prior to the Second Closing Date.

         SECTION 5.9 Fees and Expenses.

         (a) Except as otherwise provided in this Section 5.9, whether or not the transactions contemplated by this Agreement shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that: (i) all expenses incurred in connection with the filing fees and the printing and mailing costs of the Schedule 14D-1, the Offer Documents, the Schedule 14D-9, the Proxy Statement, and the statement required by Section 2.5(a) hereof shall be shared equally by Buyer and the Company, and (ii) all filing fees and other costs incurred by any of the parties hereto in connection with the HSR Act, if any, shall be borne by the Company.

         (b) Notwithstanding any provisions in this Agreement to the contrary, if the Agreement is terminated in accordance with Sections 7.1(g) or 7.1(h), the Company shall pay Buyer $1 million simultaneously with accepting such proposal.

         Nothing contained in this Section 5.9 shall be deemed to limit any remedies available to any party for any breach of this Agreement by any other party which such remedies shall be in addition to any amounts received by any party pursuant to this Section 5.9; provided, however, that, with respect to any breach by the Company of the provisions of Section 5.2 that is not the result of bad faith on the part of the Company, Buyer's exclusive remedy in respect of such breach shall be limited to the $1 million, and the Company shall have no other liability to Buyer in respect of such breach.

         SECTION 5.10 Takeover Statute. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, then each of Buyer and the Company and its Board of Directors, subject to applicable law, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         SECTION 5.11 Notification of Certain Matters. Buyer, shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of Buyer or the Company, as the case may be, to comply with any covenant or agreement to be complied with by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.12 Phase I Environmental Audit. Buyer may obtain at its own expense, as soon as practicable, but in any event within thirty (30) days of the date of this Agreement, Phase I reports pursuant to ASTM Standard E 1527-97 or other standard environmental assessments (the "Environmental Reports") with respect to any properties owned or leased by the Company from and environmental engineering firm selected by Buyer. Buyer acknowledges and agrees that the Company leases all its real property and, as a result, Buyer's ability to obtain such Environmental Reports may be limited. If Buyer elects to obtain such Environmental Reports, Buyer shall, promptly (but in no event later than five
(5) business days) after receipt thereof, provide a copy of such Environmental Reports to the Company.

         SECTION 5.13 Shareholder Claims. The Company shall not agree to, cause or permit the settlement or compromise of any claim brought by any present, former or purported holder of any securities of the Company prior to the Second Closing Date without prior written consent of Buyer, which shall not be unreasonably withheld.

         SECTION 5.14 Notice of Changes. The Company shall inform Buyer in writing within five (5) days of any change, or prior to the Second Closing Date if less than five (5) days prior to the Second Closing, which occurs or is threatened (or if any development occurs or is threatened involving a prospective change) in the financial condition, results of operations, business, or prospective sales that has or may reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations, business or prospective sales of the Company; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.15 Shareholders' and Voting Agreement. As a condition to the Company's and Buyer's willingness to enter into this Agreement, the Company and Buyer have entered into that certain Shareholders' and Voting Agreement by and among the Company, Buyer and the DSI Group, in the form attached hereto as
Exhibit 5.15.

         SECTION 5.16 Registration Rights Agreement. As a condition to Buyer's willingness to enter into this Agreement, Buyer has entered into that certain Registration Rights Agreement by and among Buyer, the Company, and the DSI Group in the form attached hereto as Exhibit 5.16.

         SECTION 5.17 Consulting Agreement. On or promptly following the Second Closing, the Company and M. D. Davis ("Davis") will enter into a Consulting Agreement (the "Consulting Agreement") in the form attached hereto as Exhibit 5.17.

         SECTION 5.18 Side Letter Agreements. On or prior to the Second Closing Date, each of the members of the DSI Group will execute a Side Letter Agreement in the form attached hereto as Exhibit 5.18.

         SECTION 5.19 Indemnification Arrangements. Buyer agrees that for the period from the Second Closing Date until three (3) years after the Second Closing Date Buyer shall use its best efforts (i) to cause the Company and its Subsidiaries to maintain in effect without any reduction in scope or coverage indemnification provisions for present and former directors, officers, employees and agents of the Company and its Subsidiaries that are at least as favorable to all such persons as those contained in the Company's Articles of Incorporation and Bylaws in effect as of the date hereof; (ii) if available on commercially reasonable terms, to cause the Company to maintain its current levels of errors and omissions insurance coverage for its directors and officers in effect as of the date hereof; and (iii) prevent the Company from unlawfully transferring assets of the Company that would otherwise be available for the lawful indemnity claims of the Company's then current and former directors, officers, employees and agents; provided, however, nothing contained herein shall prevent or preclude Buyer from causing or permitting the Company to enter into a commercially reasonable transaction with a third party for the sale of all or substantially all of the Company's assets or that involves the merger or consolidation of the Company with another entity; and provided further that Buyer shall not be required to take any action that prevents Buyer or any of Buyer's officers, directors or members from exercising any fiduciary obligation they may have to the Company.

         SECTION 5.20 Moss Estate. On or before June 30, 1999, the Company and the DSI Group shall have consummated a transaction with all necessary parties to resolve any disputes with the Moss Estate substantially similar to the terms and conditions of the proposed agreement(s) identified in Section 5.20 of the Seller Disclosure Letter (the "Moss Agreements"). If the Company and all additional parties shall not have consummated the transactions contemplated by the Moss Agreements on or before June 30, 1999, then the Company shall issue to Buyer on the Second Closing Date (or on July 1, 1999, if the Second Closing Date occurs prior to June 30, 1999), one hundred thousand (100,000) additional Shares (the "Moss Default Shares"), for no additional consideration.

         SECTION 5.21 Sunrock Agreements. There shall not occur a default or breach, nor shall there occur any fact or circumstance, which with notice or lapse of time would constitute a breach or default or permit termination of any contract, loan or agreement of any type with Sunrock.

         SECTION 5.22 Use of Proceeds. Immediately upon the consummation of the Initial Closing, the Company shall apply all of the proceeds of the Initial Funding Shares Purchase Price to the reduction of the Company's indebtedness to Sunrock.

                                   ARTICLE VI

                                   CONDITIONS

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Sale of the Second Funding Shares. The respective obligation of each party to effect the sale of the Second Funding Shares from the Company to Buyer is subject to the satisfaction or waiver at or prior to the Second Closing Date of each of the following conditions:

         (a) Shareholder Approval. This Agreement and all transactions contemplated herein shall have been duly approved by the Shareholders in accordance with all applicable law and the articles of incorporation and by-laws of Company;

         (b) Regulatory Consents. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all notices, reports and other filings required to be made prior to the Second Closing Date by the Company, Buyer or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Second Closing Date by the Company, Buyer or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the other transactions contemplated hereby by the Company shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the business of the Company or any of its Subsidiaries;

         (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of this Agreement and the transactions contemplated hereby (collectively, an "Order"); and

         (d) Blue Sky Approvals. The Company shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

         SECTION 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Second Funding Shares are also subject to the satisfaction or waiver by Buyer at or prior to the Second Closing Date of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct when made and also shall be true and correct at and as of the Second Closing Date as if made at and as of the Second Closing Date, except as contemplated or permitted by this Agreement and except for such matters that, either individually or when combined with any breach of any other representation or warranty of the Company or any fact, circumstance, occurrence, breach or default, or any failure to perform any covenant or obligation all as set forth in Sections 6.2(b) or 6.2(c) hereof, are not reasonably likely to have a Material Impact (as defined in this Section 6.2(a) below), and Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect. For purposes of Sections 6.2, 6.3 and Exhibit 2.1, a "Material Impact" shall be any matter or matters having an adverse impact or economic consequence that exceeds Three Hundred Sixty Thousand Dollars ($360,000).

         (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Second Closing Date, except for such matters that, either individually or when combined with any breach of any representation or warranty of the Company as of the times set forth in Section 6.2(a) or any fact, circumstance, occurrence, breach or default, or any failure to perform any covenant or obligation all as set forth in this Section 6.2(b) and in Section 6.2(c) hereof, are not reasonably likely to have a Material Impact, and Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, all of which are listed in Section 6.2(c) of the Seller Disclosure Letter, and there shall not have occurred any breach or default, nor shall there have occurred any fact or circumstance which with notice or lapse of time would constitute a breach or default or permit termination of any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, except for such matters that, either individually or when combined with any breach of any representation or warranty of the Company as of the times set forth in Section 6.2(a) or any fact, circumstance, occurrence, breach or default, or any failure to perform any covenant or obligation all as set forth in Section 6.2(b) or this Section 6.2(c), are not reasonably likely to have a Material Impact, and Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (d) Shareholders' and Voting Agreement. The Company, Buyer, and the DSI Group shall have entered into the Shareholders' and Voting Agreement in the form attached hereto as Exhibit 5.15.

         (e) Davis Consulting Agreement. Davis shall have entered into the Davis Consulting Agreement in the form attached hereto as Exhibit 5.17.

         (f) Offer Conditions. The conditions specified in Exhibit 2.1 shall have been satisfied or waived.

         (g) Side Letter Agreement. Each of the members of the DSI Group shall have executed a Side Letter Agreement in the form attached hereto as Exhibit 5.18.

         (h) Opinion of Counsel. The Company shall have caused to be delivered to Buyer a favorable opinion of counsel dated the Second Closing Date substantially in the form attached hereto as Exhibit 6.2(h).

         (i) Resignations. Each of Conrad, Crosby, Neitz, and Smith shall have delivered his resignation from the Board of Directors of the Company effective as of the Second Closing Date.

         (j) Closing Certificates. At the Second Closing Date, the Company or the Shareholders, as applicable, will have delivered to Buyer the following:

             (i) A certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, dated as of the Second Closing Date, to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

             (ii)    Share certificates representing the Second Funding Shares.

             (iii) Certified copies of the resolutions duly adopted by the Company and the Shareholders approving this Agreement and all transactions contemplated hereby; and

             (iv) Such other usual and customary documents as Buyer may reasonably request in connection with the transactions contemplated hereby.

         (k) Environmental Reports. The Environmental Reports prepared pursuant to Section 5.12 hereof, if any, shall not have disclosed any condition that has or is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries.

         (l) Audited Financial Statements. The Company shall have delivered to Buyer copies of the audited consolidated balance sheet (including related notes and schedules) and audited consolidated statements of income, shareholders equity, and of cash flows which shall be substantially identical to the 1998 Financial Statements.

         SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect this Agreement and the transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Second Closing Date of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at and as of the Second Closing Date as if made at and as of the Second Closing Date, in each case except as contemplated or permitted by this Agreement and the Company shall have received a certificate to this effect signed on behalf of Buyer by its Chief Executive Officer and its Chief Financial Officer;

         (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Second Closing Date and the Company shall have received a certificate to this effect signed on behalf of Buyer by its Chief Executive Officer and its Chief Financial Officer to such effect;

         (c) Consents Under Agreements. The parties shall have obtained the consent or approval of each Person identified in Section 6.2(c) of the Seller Disclosure Letter whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have material impact;

         (d) Opinion of Counsel. Buyer shall have caused to be delivered to Company a favorable opinion of counsel dated the Second Closing Date substantially in the form attached hereto as Exhibit 6.3(d);

         (e) Davis Consulting Agreement. The Company shall have entered into the Davis Consulting Agreement in the form attached hereto as Exhibit 5.17;

         (f) Purchase of Shares. Buyer shall have consummated the purchase of the Minimum Amount of Shares validly tendered and not withdrawn pursuant to the Offer, it being understood that the Second Closing of the sale of the Second Funding Shares shall occur simultaneously with and be conditioned upon the Offer Closing pursuant to Section 2.3 hereof; and

         (g) Closing Certificates. At the Second Closing, the Buyer will have delivered to the Company the following:

             (i) A certificate executed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer, dated as of the Second Closing Date, to the effect that each of the conditions specified above in Section 6.3(a) and (b) is satisfied in all respects;

             (ii) The Second Funding Shares Purchase Price in immediately available funds;

             (iii) Certified copies of resolutions duly adopted by Buyer approving this Agreement and all transactions contemplated hereby; and

             (iv) Such other usual and customary documents as the Company may reasonably request in connection with the transactions contemplated hereby.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Second Closing Date, whether before or after any approval by the Shareholders of the matters presented in connection with this Agreement:

         (a)      By mutual written consent of Buyer and the Company;

         (b) By Buyer, by written notice to the Company if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) business days after receipt by the Company of written notice of such failure to comply; or (ii) the Company shall not have duly called and noticed a special shareholders meeting to be held no later than June 4, 1999 (subject to adjournment) within the notice period required by law and the Company's articles of incorporation and bylaws; or (iii) the Shareholders shall not approve this Agreement and the transactions contemplated by this Agreement at a duly called and noticed special shareholders meeting at which a quorum is present in person or by proxy, or any adjournment thereof prior to June 21, 1999;

         (c) By the Company, by written notice to Buyer, if (i) Buyer shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) business days after receipt of Buyer of written notice of such failure to comply; or (ii) the Shareholders shall not approve this Agreement and the transactions contemplated by this Agreement at a duly called and noticed special shareholders meeting at which a quorum is present in person or by proxy, or any adjournment thereof prior to June 21, 1999;

         (d) By either Buyer or the Company, by written notice from the terminating party to the other party, if there has been (i) a breach by the other party of any representation or warranty made as of the date hereof that is not qualified by reference to a Material Adverse Effect, the effect of which has a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) a breach by the other party of any representation or warranty made as of the date hereof that is qualified by reference to a Material Adverse Effect, in each case, which breach has not been cured (if capable of being cured) within fifteen (15) business days after receipt by the breaching party of written notice of the breach;

         (e) By either Buyer or the Company: if (i) as a result of the failure of any of the offer conditions set forth in Exhibit 2.1 the Offer shall have terminated or expired in accordance with its terms without Buyer having accepted for payment any Shares pursuant to the Offer or (ii) Buyer shall not have accepted for payment any Shares pursuant to the Offer prior to July 1, 1999; provided, however, that the right to terminate this Agreement pursuant to this
Section 7.1(e) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under this Agreement by such party;

         (f) By either Buyer or the Company, by written notice from the terminating party to the other party, if: (i) the Second Closing and the Offer Closing have not been effected on or prior to the close of business on July 1, 1999, whether such date is before or after the date of approval by the Shareholders; provided, however, that the right to terminate this Agreement pursuant to this clause (f) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Second Closing to have occurred on or prior to such date; or
(ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (g) By the Company, by written notice to Buyer, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (g) unless (i) five (5) business days shall have elapsed after delivery to Buyer of a written notice of such determination by such Board of Directors and at all reasonable times during such five (5) business-day period the Company shall have provided Buyer a reasonable opportunity, during such five (5) business-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Buyer may be effected, and (ii) at the end of such five (5) business-day period such Board of Directors shall continue to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith or not later than ninety (90) business days thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

         (h) By Buyer, by written notice to the Company, if (i) the Board of Directors of the Company shall not have recommended this Agreement and the transactions contemplated hereby to the Company's Shareholders as contemplated by Sections 2.2 and 3.3 hereof, or shall have resolved not to make such recommendations, or shall have modified in a manner adverse to Buyer or rescinded its recommendations to the Shareholders, or shall have modified or rescinded its approval of this Agreement or the transactions contemplated herein, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the Shareholders any Takeover Proposal (other than by Buyer or an Affiliate of Buyer) or shall have resolved to do so, (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its Shareholders within the ten (10) business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such ten (10) business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its shareholders constituting such a failure), or (iv) the Company or any of its Subsidiaries, without having received prior written consent from Buyer, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its Shareholders an agreement, arrangement, understanding or letter of intent with any Person (other than Buyer or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing twenty percent (20%) or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one (1) or more of its Subsidiaries or involving only any two (2) or more of its Subsidiaries); and

         (i) By Buyer or the Company, by written notice to the other party, if ten (10) business days elapse after all the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Second Closing) shall be satisfied or waived and the Second Closing shall not have occurred through no fault of the terminating party.

         The right of Buyer or the Company, to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

         SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement by either Buyer or the Company as provided in Section 7.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company or Buyer or their respective directors or officers, except for Section 5.9, Article VIII, and the last sentence of Section 5.6, which shall survive any such termination; provided, however, that nothing contained in this Section
7.2 shall relieve any party hereto from any liability for any breach of this Agreement.

         SECTION 7.3 Extension: Waiver. At any time prior to the Second Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure or any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding the foregoing, no failure or delay by the Company or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

                                  ARTICLE VIII

                       SURVIVAL; INDEMNIFICATION; REMEDIES

         SECTION 8.1 Survival of Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement, except for the representations and warranties in Sections 3.7, 3.11, and 3.12, shall survive the Second Closing hereunder and continue in full force and effect for a period of three (3) years. The representations and warranties of the Company in Section 3.11 shall survive the Second Closing and continue in full force and effect for a period of six (6) years, and the representations and warranties of the Company in Sections 3.7 and 3.12 shall survive the Second Closing and continue in full force and effect for a period of eight (8) years. Notwithstanding any right of Buyer to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right fully to rely upon the representation, warranties and covenants of the Company.

         SECTION 8.2 Indemnification by the Company.

         (a) The Company agrees to indemnify, defend and save Buyer and its Affiliates and each of their respective officers, directors, employees, and agents (each, a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, "Losses") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any

(i) misrepresentation or breach of a warranty made in Article III or (ii) non-compliance or breach by the Company of any of the covenants or agreements contained in this Agreement.

         (b) A Buyer Indemnified Party or Seller Indemnified Party (as herein defined) shall be entitled to indemnification pursuant to Section 8.2(a) or
Section 8.3, as applicable, only if and to the extent that the aggregate amount of Losses and with respect to which all claims for indemnification made pursuant to Section 8.2(a) or Section 8.3, as applicable, exceed, in the aggregate, One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Deductible"), whereupon the Company or Buyer, as applicable, shall be obligated to pay in full all such Losses, and provided that the Buyer Indemnified Parties or Seller Indemnified Parties, respectively, shall not be entitled to aggregate indemnification payments pursuant to Section 8.2(a) or Section 8.3, as applicable, in excess of Twelve Million Dollars ($12,000,000.00) (the "Cap").

         SECTION 8.3 Indemnification by Buyer. From and after the Initial Closing, Buyer agrees to indemnify, defend and save the Company and its officers, directors, employees and agents (each a "Seller Indemnified Party"), harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any (i) misrepresentation or breach of warranty made in Article IV, or (ii) non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement to be performed by Buyer.

         SECTION 8.4 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Initial Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any Governmental Entity) (a "Third Party Claim") against such Indemnified Party, against which a Party is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, (which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel")), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

         (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

         (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the reasonable right at its expense to reasonably participate in the defense assisted by counsel of its own choosing at its own expense, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation (i) injunctive or other equitable relief would be imposed against the Indemnified Party or its Affiliates; or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party or its Affiliates for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to accept pursuant to the preceding sentence, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party notifies the Indemnifying Party that it does not wish such offer to be accepted within twenty calendar days after its receipt of such notice, the Indemnified Party may elect by such notice to the Indemnifying Party to continue to contest or defend such Third Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such twenty day period. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could have a Material Adverse Effect on the Indemnified Party or its Affiliates (and the cost of such defense shall constitute a Loss for which the Indemnified Party is entitled to indemnification hereunder).

         (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

         SECTION 8.5 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this
Article VIII. Any claim under this Article VIII by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party written notice thereof.

         SECTION 8.6 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 8.4 or 8.5, will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or to the extent that it was otherwise damaged as a result of such failure to give timely notice.

         SECTION 8.7 Reduction of Loss. The amount of Losses payable with respect to an indemnification claim shall be determined on an after tax basis and reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not Affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof), shall be credited against such Loss. No Indemnified Party shall take any action the purpose and intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

         SECTION 8.8 Subrogation. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Company.

         SECTION 8.9 Limitations. Other than for claims of fraud or intentional misrepresentation, after the Second Closing Date the remedies afforded under this Article VIII shall be the exclusive remedy available to the parties hereto seeking damages for a breach of a representation, warranty or covenant contained herein; provided, however, nothing contained herein shall limit or restrict a party hereto from seeking or obtaining injunctive or other equitable relief.

         SECTION 8.10 Determination Procedure. The parties hereto agree that in the event a Buyer Indemnified Party makes a claim for indemnification under this
Article VIII and Buyer and the DSI Representative cannot agree on whether such Buyer Indemnified Party is entitled to indemnification under this Article VIII, then, unless Buyer and the DSI Representative agree on a different mechanism for resolving such dispute, such determination shall be submitted to a panel of three arbitrators. Such arbitration shall be conducted in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association. The decision of the arbitrators or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the determination of entitlement to indemnification. In all matters relating to claims for indemnification or other disputes under this Agreement, the DSI Representative shall represent the Company and Buyer shall represent itself.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         SECTION 9.1 Definitions.  For purposes of this Agreement:

         (a) "Affiliate" of any person means another person that directly or indirectly, through on or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         (b) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         (c) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         (d) "Governmental Entity" means any government or an agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         (e) "Knowledge" or "Known" A Person is deemed to have "knowledge" of a particular fact or matter if any of its executive officers, directors or managers (i) is actually aware of such fact or matter, or (ii) could reasonably be expected to be aware of such fact or matter after a due diligence investigation of such scope and extent as a reasonably prudent person would undertake under similar facts and circumstances.

         (f) "Lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes including, without limitation, real estate taxes, not yet due and payable or being contested in good faith;
(ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business;
(iii) all liens approved in writing by the other party hereto; or (iv) restrictions on transfer imposed by federal or state securities laws.

         (g) "Material Adverse Effect" means, when used in connection with the Company or Buyer, any change or effect that (i) has had, or is reasonably likely to have a materially adverse impact on the business, operations, or results of operations, assets or condition (financial or otherwise) of such Party or any of its Subsidiaries, or (ii) substantially impairs or delays the consummation of the transactions contemplated hereby, but, in either such event, shall not include (A) any change or effect that results from conditions, events or circumstances generally affecting the industries in which the Company or Buyer operate or the economy in general, (B) any action or change specifically permitted or required by the provisions of this Agreement, or (C) the transactions contemplated by this Agreement or the announcement hereof, provided, however, a Material Adverse Effect will be deemed to include the circumstances set forth in (i) or (ii) above if those circumstances are caused by any suit, action, cause or proceeding brought by any third party seeking injunctive relief, damages, or any other relief concerning the transactions contemplated by this Agreement.

         (h) "Party" or "Parties" means the Company on the one hand, and Buyer on the other hand.

         (i) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

         (j) "Subsidiary" or "Subsidiaries" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

         (k) "Tax" or "Taxes" means all federal, state, local and foreign taxes, net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security, (or similar) unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs, duties or other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by a Tax authority.

         (l) "Tax Returns" means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

         SECTION 9.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Second Closing Date, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

         SECTION 9.3 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

         SECTION 9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         SECTION 9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the Federal courts of the United States of America located in the State of Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.6 below or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

         SECTION 9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

         If to Buyer:

         Attention:           Tom Martin
                              654 Osos Street
                              San Luis Obispo, CA 93401
                              fax: 805/545-7590
         with copies to:      J. Todd Mirolla, Esq.
                              Andre, Morris & Buttery
                              1304 Pacific Street
                              San Luis Obispo, CA 93401
                              fax:  805/543-0752

                              Gregg R. Cannady, Esq.
                              Carrington, Coleman, Sloman & Blumenthal, L.L.P. 200 Crescent Court, Suite 1500
                              Dallas, TX   75201
                              fax: 214/855-1333

         If to Company:
         Attention:           President
                              1100 W. Sam Houston Parkway North, Suite A
                              Houston, TX 77043
                              fax: 713/365-9911

         with a copy to:      Michael L. Bengtson, Esq.
                              Thompson & Knight
                              1200 San Jacinto Center
                              98 San Jacinto Boulevard
                              Austin, TX  78701
                              fax: 512/469-6180

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

         SECTION 9.7 Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Seller Disclosure Letter, the Buyer Disclosure Letter and the Exhibits constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BUYER NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY

DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         SECTION 9.8 No Third Party Beneficiaries. Except as provided in Section
5.2 and Article VIII (Indemnification), this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

         SECTION 9.9 Obligations of Buyer and of the Company. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to constitute an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to constitute an undertaking on the part of the Company to cause such Subsidiary to take such action.

         SECTION 9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise.

         SECTION 9.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                               MVII, LLC


                                               By:     /s/ E. Thomas Martin
                                                       -------------------------
                                               Name:   E. Thomas Martin
                                                       -------------------------
                                               Title:  Manager
                                                       -------------------------


                                               DSI TOYS, INC.


                                               By:     /s/ M.D. Davis
                                                       -------------------------
                                               Name:   M.D. Davis
                                                       -------------------------
                                               Title:  Chief Executive Officer
                                                       -------------------------



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